Exhibit 16.1
September 29, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Zix Corporation’s Form 8-K dated September 26, 2006, and have the following comments:
1. We agree with the statements made in the second sentence of paragraph one and paragraphs two and three, and we agree with, the disclosures.
2. We have no basis on which to agree or disagree with the statements made in the first and third sentences of paragraph one or paragraph four.
Yours truly,
/s/ DELOITTE & TOUCHE LLP
Dallas, TX